Exhibit 99.1 news release

Ovintiv Exceeds Divestiture Target, Announces Eagle Ford Sale and Updates Guidance

DENVER, March 24, 2021 – Ovintiv Inc. (NYSE: OVV) (TSX: OVV) today announced the signing of an agreement to sell its Eagle Ford assets to Validus Energy for $880 million. With this sale, the Company has exceeded its divesture target and, with other items, now anticipates year-end 2021 debt to be below $5 billion using its 2021 planning price deck of $50 WTI oil and $2.75 NYMEX gas. In addition, the Company expects to achieve its $4.5 billion debt target in the first half of 2022. Guidance was also updated to reflect the impact from first quarter winter storms and recent divestitures. Accompanying slides can be found on the Company’s website at www.ovintiv.com.

Highlights:

•	Exceeded divestiture target with over $1.1 billion in asset sales
•	Resolution of a prior year tax item resulted in first quarter 2021 recovery of approximately $150 million
•	Total debt expected to be under $5 billion at year-end 2021, assuming $50 per barrel WTI oil and $2.75 per MMBtu NYMEX natural gas for the remainder of the year
•	Impact of winter storms in Texas and Oklahoma to reduce first quarter crude and condensate volumes to 196 – 200 Mbbls/d
•	Now set to deliver full-year 2021 crude and condensate volumes of approximately 190 Mbbls/d inclusive of 10 Mbbls/d impact from divestitures

“Today’s Eagle Ford announcement continues our track record of unlocking value from non-core assets,” said Doug Suttles, Ovintiv CEO. “Proceeds will significantly accelerate the achievement of our debt reduction target and allow us to pay off near-term debt maturities with cash on hand. Our 2021 outlook is strong and we expect to generate significant free cash flow for the fourth consecutive year.”

Asset Sales

Year-to-date, Ovintiv has announced over $1.1 billion in asset sales, including the Eagle Ford ($880 million) and the previously announced Duvernay sale ($263 million including ~$12 million in contingency payments based on future commodity prices). The agreements are subject to ordinary closing conditions, regulatory approvals and other adjustments and are expected to close in the second quarter. Full year 2021 volumes from the Eagle Ford were expected to average approximately 21 thousand barrels of oil equivalent per day (MBOE/d), including 14 Mbbls/d of crude and condensate.

Tax Resolution

The Company recently resolved and received funds for a prior-year tax item resulting in the recognition of approximately $150 million current tax recovery in the first quarter of 2021. The associated cash proceeds have been allocated to debt reduction.

Multi-year Debt Reduction Target

The Company expects to achieve its total debt target of $4.5 billion in the first half of 2022. Absolute debt at year-end 2021 is expected to be under $5 billion, assuming $50 per barrel WTI oil and $2.75 per MMBtu NYMEX natural gas for the remainder of the year.

Production and Capital Investments Update

Production was rapidly restored to full rates following the winter storms in Texas and Oklahoma and our production in the rest of the company’s multi-basin portfolio was not impacted. As a result, the storms only

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impacted the first quarter. Crude and condensate volumes in the first quarter are now expected to average 196 – 200 Mbbls/d. March 2021 production is expected to average more than 205 Mbbls/d.

Based on anticipated closing dates for divestitures in the second quarter, the Company expects its full-year 2021 crude and condensate production to now average approximately 190 Mbbls/d, inclusive of about 10 Mbbls/d from divested assets. Planned capital investments for 2021 remain unchanged at approximately $1.5 billion. The impact to per unit total cost per BOE is expected to be minimal.

About Ovintiv Inc.

Ovintiv is one of the largest producers of oil, condensate and natural gas in North America. The Company is committed to preserving its financial strength, maximizing profitability through disciplined capital investments and operational efficiencies and returning capital to shareholders. A talented team, in combination with a culture of innovation and efficiency, fuels Ovintiv’s economic performance, increases shareholder value and strengthens its commitment to sustainability in the communities where its employees live and work.

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS – This news release contains certain forward-looking statements or information (collectively, “FLS”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. FLS include: expected consideration from asset sales, including anticipated contingent payments, and use of proceeds therefrom; expectation that closing conditions and regulatory approvals will be satisfied and timing of closings; targeted debt reduction and timing thereof, 2021 outlook, including expected capital investments, reinvestment rate, production and free cash flow. FLS involve assumptions, risks and uncertainties that may cause such statements not to occur or results to differ materially. These assumptions include expectations and projections made in light of the Company's historical experience. Risks and uncertainties include: commodity price volatility and impact to the Company's stock price and cash flows; ability to secure adequate transportation and potential curtailments of refinery operations, including resulting storage constraints or widening price differentials; business interruption, property and casualty losses or unexpected technical difficulties; impact of COVID-19 to the Company's operations, including maintaining ordinary staffing levels, securing operational inputs, executing on portions of its business and cyber-security risks associated with remote work; counterparty and credit risk; impact of changes in credit rating and access to liquidity, including costs thereof; risks in marketing operations; risks associated with technology; and other risks and uncertainties as described in the Company's Annual Report on Form 10-K, Quarterly Report on Form 10-Q and as described from time to time in its other periodic filings as filed on EDGAR and SEDAR. Although the Company believes such FLS are reasonable, there can be no assurance they will prove to be correct. The above assumptions, risks and uncertainties are not exhaustive. FLS are made as of the date hereof and, except as required by law, the Company undertakes no obligation to update or revise any FLS.

NOTE 1: Non-GAAP measures

Certain measures in this news release do not have any standardized meaning as prescribed by U.S. GAAP and, therefore, are considered non-GAAP measures. These measures may not be comparable to similar measures presented by other companies and should not be viewed as a substitute for measures reported under U.S. GAAP. These measures are commonly used in the oil and gas industry and/or by Ovintiv to provide shareholders and potential investors with additional information regarding the Company’s liquidity and its ability to generate funds to finance its operations. For additional information regarding non-GAAP measures, see the Company’s website. This news release contains references to non-GAAP measures as follows:

•

Non-GAAP Cash Flow is a non-GAAP measure defined as cash from (used in) operating activities excluding net change in other assets and liabilities, net change in non-cash working capital and current tax on sale of assets. Non-GAAP Free Cash Flow is a non-GAAP measure defined as Non-GAAP Cash Flow in excess of capital expenditures, excluding net acquisitions and divestitures.

•	Total Costs is a non-GAAP measure which includes the summation of production, mineral and other taxes, upstream transportation and processing expense, upstream operating expense and administrative

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expense, excluding the impact of long-term incentive costs, restructuring costs and current expected credit losses. It is calculated as total operating expenses excluding non-upstream operating costs and non-cash items which include operating expenses from the Market Optimization and Corporate and Other segments, depreciation, depletion and amortization, impairments, accretion of asset retirement obligation, long-term incentive costs, restructuring costs and current expected credit losses. When presented on a per BOE basis, Total Costs is divided by production volumes. Management believes this measure is useful to the Company and its investors as a measure of operational efficiency across periods.

Further information on Ovintiv Inc. is available on the Company’s website, www.ovintiv.com, or by contacting:

Investor contact: (888) 525-0304	Media contact: (281) 210-5253

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